Exhibit 99.1

SeaSpine Reports First Quarter 2019 Financial Results

Updates 2019 Financial Outlook; Raises Bottom End of Guidance Range

CARLSBAD, CA (May 1, 2019) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the quarter ended March 31, 2019 and updated its financial outlook for 2019.

Summary First Quarter 2019 Financial Results

•	Revenue of $36.2 million, an increase of 9% year-over-year

•	U.S. revenue of $32.0 million, an increase of 8% year-over-year
o    U.S. spinal implants revenue of $14.9 million, a 9% increase year-over-year
o    U.S. orthobiologics revenue of $17.0 million, an 8% increase year-over-year

•	International revenue of $4.2 million, a 15% increase year-over-year

"We were pleased with our performance and execution in the first quarter,” said Keith Valentine, President and Chief Executive Officer. “We remain steadfast in delivering on our vision to develop surgeon-centric, cost effective solutions that combine innovative spinal implant systems with industry leading orthobiologics. I’m excited by the opportunity we have ahead to significantly expand our market share with our robust pipeline of new and next-generation products, coupled with the potential of our more exclusive and committed distribution partners."

First Quarter 2019 Financial Results

Total revenue for the first quarter of 2019 was $36.2 million, a 9% increase compared to the same period of the prior year. Total U.S. revenue was $32.0 million, an 8% increase compared to the same period of the prior year. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. International revenue was $4.2 million, a 15% increase compared to the same period of the prior year. The increase in international revenue was driven primarily by spinal implants growth in Europe.

Orthobiologics revenue totaled $19.0 million, a 6% increase compared to the first quarter of 2018. The increase in orthobiologics revenue was driven primarily by growth in recently launched products, led by the OsteoStrand™ Plus product.

Spinal implants revenue totaled $17.1 million, a 13% increase compared to the first quarter of 2018. The increase in spinal implants revenue was driven by growth in recently launched products, led primarily by the Shoreline and Mariner systems and by the Company’s expanded NanoMetalene portfolio.

Gross margin for the first quarter of 2019 was 62.4% and reflects the benefits of the Company’s focused efforts to reduce manufacturing costs of its orthobiologics products. In 2018, the Company implemented a series of process improvements at its Irvine, California manufacturing facility that increased manufacturing yields and lowered manufacturing scrap rates.

Operating expenses for the first quarter of 2019 totaled $31.6 million, compared to $28.0 million for the same period of the prior year. The $3.6 million increase in operating expenses was primarily the result of $2.8 million in higher selling, general and administrative expenses, including stock-based compensation related to the timing of equity award grants, selling commissions, and salaries and wages. Research and development costs increased approximately $0.7 million primarily due to increased headcount and higher costs related to clinical studies.

Net loss for the first quarter of 2019 was $9.0 million, compared to a net loss of $7.1 million for the same period of the prior year.

Cash, cash equivalents and investments at March 31, 2019 totaled $45.0 million and the Company had no amounts outstanding under its credit facility.

Updated 2019 Financial Outlook
SeaSpine expects full-year 2019 revenue to be in the range of $154 million to $156 million, reflecting growth of approximately 7.5% to 9.0% over full-year 2018 revenue. This compares to previous revenue guidance of $152 million to $156 million.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 4492577. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide.
Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s ability to develop surgeon-centric, cost effective solutions that combine innovative spinal implant systems with industry leading orthobiologics; its ability to significantly expand market share with new and next-generation products; the potential of the Company's distribution partners and their increasing exclusivity and commitment to SeaSpine; and the Company’s expectations for full-year 2019 revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors; continued pricing pressure and exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Total revenue, net	$36,150	$33,175
Cost of goods sold	13,579	12,179
Gross profit	22,571	20,996
Operating expenses:
Selling, general and administrative	27,308	24,467
Research and development	3,512	2,789
Intangible amortization	792	792
Total operating expenses	31,612	28,048
Operating loss	(9,041)	(7,052)
Other income, net	73	20
Loss before income taxes	(8,968)	(7,032)
Provision for income taxes	21	73
Net loss	$(8,989)	$(7,105)
Net loss per share, basic and diluted	$(0.48)	$(0.50)
Weighted average shares used to compute basic and diluted net loss per share	18,872	14,085

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Cash and cash equivalents	$20,052	$24,233
Short-term investments	24,903	29,800
Trade accounts receivable, net of allowances of $434 and $850	20,744	20,335
Inventories	45,180	42,742
Total current liabilities	28,032	26,546
Total stockholders' equity	133,179	142,085